EXHIBIT 9(c)(2)

                              SCUDDER TRUST COMPANY

                   FEE INFORMATION FOR SERVICES PROVIDED UNDER

                            COMPASS SERVICE AGREEMENT


Annual maintenance fee for each participant in a retirement and employee benefit plan:

                                         First            Each
                                      Participant      Additional
                                        Account         Account
                                      -----------      ----------
     Money Market Funds                 $28.90          $14.45
     Monthly Income Funds                25.00           12.50
     Quarterly Distribution Funds        20.40           10.20
     Annual Distribution Funds           17.55            8.78

l/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any participant who at any time during the month had a share or unit account balance in the fund.

Out of pocket expenses shall be reimbursed by the fund to Scudder Trust Company. Such expenses include but are not limited to the following:

     Supplies:
          Paper and envelopes in connection with participant statements and administrative reports
     Telephone (portion allocable to servicing accounts)
     Postage, overnight service or similar services
     Microfilm
     Microfiche


On behalf of the Funds listed in
Attachment A:                          Scudder Trust Company:



By /s/ David S. Lee                    By /s/ Dennis M. Cronin, Jr.
   ---------------------------            --------------------------------

Date  January 1, 1990                  Date  January 1, 1990
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